Putnam ETF Trust

100 Federal Street

Boston, Massachusetts 02110

Franklin Distributors, LLC

One Franklin Parkway

San Mateo, CA 94403-1906

Re:	Distribution Agreement

Gentlemen:

We, Putnam ETF Trust (the “Trust”), are a Delaware statutory trust operating as an open-end management investment company, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and whose shares are registered under the Securities Act of 1933, as amended (the “1933 Act”).  We have currently issued 12 series, and may in the future issue additional series, of our authorized but unissued shares of beneficial interest (the “Shares”), generally only in aggregations constituting a Creation Unit, as such term is defined in the registration statement filed from time to time by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) and effective under the 1933 Act and the 1940 Act (the “Registration Statement”), only to Authorized Participants (as that term is defined in the Registration Statement) in accordance with applicable Federal and State securities laws.   Shares are or are anticipated to be listed for trading on one or more national securities exchanges (“Exchanges”).

           You have informed us that your company is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and that your company is a member of the Financial Industry Regulatory Authority (“FINRA”).  You have indicated your desire to act as the exclusive selling agent and distributor for Shares of each series of the Trust listed on Exhibit A hereto (each a “Fund” and collectively, the “Funds”) in the manner set forth in the statutory prospectuses or summary prospectuses (individually or collectively, the “Prospectus”) and statements of additional information (individually or collectively, the “SAI”) relating to each applicable Fund and included in the most current effective Registration Statement, and as supplemented from time to time.

We have been authorized to execute and deliver this Distribution Agreement (“Agreement”) to you by a resolution of our Board of Trustees (“Board”) passed at a meeting at which a majority of Board members, including a majority who are not otherwise interested persons of the Trust and who are not interested persons of any investment adviser to the Funds, its related organizations or of you or your related organizations (the “Independent Trustees”), were present and voted in favor of the resolution approving this Agreement at a meeting called for that purpose.

1)	Appointment of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive sales agent to receive all orders for purchases and redemptions of Creation Units of each Fund, including from Authorized Participants that have entered into an agreement (a “Participant Agreement”) for book-entry of The Depository Trust Company and the National Securities Clearing Corporation (“NSCC”) as described in the Prospectus and SAI to transmit such orders to the Trust, all in accordance with the Prospectus and SAI.

The Trust retains the right to make direct sales of Shares consistent with the terms of the then current Prospectus and SAI and applicable law, and to engage in other legally authorized transactions in its Shares which do not involve sales to the general public.  Such other transactions may include, without limitation: (i) transactions between the Trust or any Fund and its shareholders only; (ii) transactions involving the reorganization of the Trust or any Fund; (iii) transactions involving the merger or combination of the Trust or any Fund with another corporation, trust,  series of a trust or similar entity; or (iv) transactions with other registered or unregistered investment companies in accordance with any rule, regulation, or order of the Commission (including, without limitation, any exemptive order issued to the Trust, any investment adviser to a Fund or any of their affiliates by the Commission (individually or collectively, the “ETF Order”)).

1

2)	Duties of Underwriter.

a)	You shall act as agent of the Trust in connection with the issuance and distribution of Creation Units of each Fund through Authorized Participants. You shall, at your own expense, execute Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, and provide for the purchase of Creation Units of the Funds by such Authorized Participants. You agree to use your best efforts to promote the sale of Shares or Creation Units to Authorized Participants, but are not obligated to sell any specific number of Creation Units.

b)	The Participant Agreement shall instruct Authorized Participants that the Prospectus must be distributed in accordance with: (i) the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the ETF Order; (iii) the rules of FINRA; and (iv) the rules of, and orders issued by the Commission to, the Exchanges ((i) through (iv) collectively, “Rules and Regulations”). You shall not be liable for an Authorized Participant’s failure to comply with these requirements. You shall use commercially reasonable efforts to fulfill all direct requests from Authorized Participants for the Prospectus, SAI, and periodic Fund reports, as applicable. In addition, you will use commercially reasonable efforts to provide each Exchange with copies of the Prospectus to be provided to purchasers in the secondary market. You will use commercially reasonable efforts to make it known in the brokerage community that the Prospectus and SAI are available, including (i) advising each Exchange on behalf of their member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by you with FINRA, and (iii) as may otherwise be required by the Commission.

c)

You shall accept orders for the purchase of Creation Units by Authorized Participants only to the extent of purchase orders actually received from Authorized Participants and not in excess of such orders, and will not avail yourself of any opportunity of making a profit by expediting or withholding orders.  The Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust or a Fund.  You shall generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participant. You shall maintain telephonic, facsimile and/or access to direct computer communications links with the applicable transfer agent (the “Transfer Agent”).

d)

You agree to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. You agree that all records which you maintain pursuant to the 1940 Act for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that you may retain all such records required to be maintained by you pursuant to applicable FINRA or SEC rules and regulations.

e)

You agree to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to your services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

f)

You will promptly forward any complaints concerning the Trust that you receive to the Trust, assist in resolving such complaints to the extent any such complaints relate to your responsibilities as the distributor for the Funds and maintain a log of such complaints to the extent required by applicable law.

g)	You will maintain at your expense an errors and omissions insurance policy adequate to cover services provided by you hereunder.

3)	Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind us by your actions, conduct or contracts except that you are authorized to promote and process the sale of Creation Units to Authorized Participants.

2

4)	Offering Price. A Creation Unit of a Fund shall be offered for sale at a price equivalent to the net asset value per Share (“NAV”) of that Fund next determined after receipt, on any Business Day (as defined in the Fund’s SAI), of an order received by you or your agent in proper form, multiplied by the number of Shares per Creation Unit, generally in exchange for (i) a designated portfolio of securities, assets or other positions (including any portion of such securities, assets or other positions for which cash may be substituted) together with a specified cash component, as posted each Business Day by the Fund (a “Deposit Basket”); or (ii) such other specified amounts of cash and/or portfolio securities, assets or other positions as may be agreed upon by the Fund and an Authorized Participant from time to time (a “Custom Basket”); in each case, in accordance with the ETF Order and as set forth in the Prospectus or SAI. On each Business Day on which the New York Stock Exchange is open for business, our agent will furnish you with the NAV of the Shares and Deposit Basket of each available Fund, which shall be determined in accordance with the Prospectus, SAI and the ETF Order. All Creation Units will be sold in the manner set forth in the Prospectus, SAI and ETF Order, and in compliance with applicable law.

5)	Compensation. No compensation shall be due or payable by the Trust or any Fund to you pursuant to this Agreement.

6)	Terms and Conditions of Sales. You shall offer Creation Units for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made. You shall offer Creation Units for sale only to Authorized Participants.

7)	Orders and Payment for Creation Units. Orders for Creation Units shall be directed to the applicable Fund’s Transfer Agent, for acceptance on behalf of such Fund. At or prior to the time of delivery of any of our Creation Units, you will pay or cause to be paid to the custodian of the Fund’s assets, for our account, an amount in cash or other consideration as described from time to time in the Fund’s Prospectus equal to the aggregate NAV of such Creation Units. Sales of Creation Units shall be deemed to be made when and where accepted by the Fund’s Transfer Agent. The Fund’s custodian and Transfer Agent shall be identified in its Prospectus or SAI.

8)	Allocation of Expenses. We will pay (or enter into arrangements providing that persons other than us shall pay) the expenses of:

a)	Preparing and typesetting of our audited and certified financial statements to be included in any Post-Effective Amendments (“Amendments”) to our Registration Statement under the 1933 Act or 1940 Act, including the Prospectus and SAI included therein;

b)	Preparing (including legal fees) and typesetting of all Amendments or supplements filed with the Commission, including the copies of the Prospectus and SAI included in the Amendments, other than those necessitated by your (including your affiliates’) activities or Rules and Regulations related to your activities where such Amendments or supplements result in expenses which we would not otherwise have incurred;

c)	Preparing, printing, mailing and distributing any reports or communications which we send to our existing shareholders, including expenses associated with printing, mailing and distributing annually any updated Prospectus, report or SAI to existing shareholders, other than those necessitated by your (including your affiliates’) activities or Rules and Regulations related to your activities where such communications result in expenses which we would not otherwise have incurred;

d)	Printing, mailing and distributing any Prospectus included with the confirmation of any purchase order of Creation Units to an Authorized Participant; and
e)	Any filings or fees to Federal and State securities regulatory authorities necessary to continue offering our Shares to Authorized Participants.

You will pay (or enter into arrangements providing that persons other than you shall pay) the expenses of:

3

f)	Preparing (including legal fees), typesetting, printing, and distributing (including mailing) of all Amendments and supplements to our Prospectus and SAI, and any reports we send to our existing shareholders, if the Amendment, supplement, or report arises from your (including your affiliates’) activities or Rules and Regulations related to your activities, and those expenses would not otherwise have been incurred by us;

g)	Printing and distributing (including mailing) additional copies, for use by you as sales literature or for other marketing or offering purposes, of reports, Prospectuses, SAIs, supplements or other communications, other than those that we have prepared for distribution to our existing shareholders; and

h)	Your advertising, promoting and selling our Shares.

9)	Furnishing of Information. We will furnish to you such information with respect to each Fund and its Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained, when so signed, will be true and correct. We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Shares for sale to Authorized Participants under the Blue Sky Laws of jurisdictions in which they are offered. We will furnish you with annual audited financial statements of our books and accounts certified by independent public accountants, with semi-annual financial statements prepared by us, with Registration Statements and, from time to time, with such additional information regarding our financial condition as you may reasonably request.

10)	Conduct of Business. Other than our Prospectus, you will not issue any sales material or statements except literature or advertising that conforms to the requirements of the Rules and Regulations, State securities laws and regulations, and other applicable laws, and that have been filed, where necessary, with the appropriate regulatory authorities, including but not limited to FINRA. You will furnish us with copies of all such materials prior to their use and no such material shall be published if we shall reasonably and promptly object.

You shall comply with the applicable Rules and Regulations, State laws and regulations, and other applicable laws, and conduct your affairs with us and with Authorized Participants in accordance with FINRA rules.

11)	Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

12)	Representation. You and the Trust each individually represent and warrant that you have, and the Trust has, procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

12)	Term of Agreement. This Agreement shall become effective on the date of its execution, and shall remain in effect for a period of two (2) years. The Agreement is renewable annually thereafter with respect to the Trust or, if the Trust has more than one Fund, separately with respect to each Fund, for successive periods not to exceed one year (i) by a vote of (a) a majority of the outstanding voting securities of the Trust or, if the Trust has more than one Fund, of each Fund separately, or (b) by a vote of the Board, and (ii) by a vote of a majority of the Independent Trustees, cast at a meeting called for the purpose of voting on the Agreement.

This Agreement may at any time be terminated by the Trust, or by any Fund with respect to that Fund, without the payment of any penalty, (i) either by vote of the Board or by vote of a majority of the outstanding voting securities of the Trust or any Fund on 90 days’ written notice to you; or (ii) by you on 90 days’ written notice to the Trust; and shall immediately terminate with respect to the Trust and each Fund in the event of its assignment.

13)	Suspension of Sales. We reserve the right at all times to suspend or limit the public offering of Creation Units upon two days’ written notice to you. Nothing in the forgoing sentence shall prevent us from rejecting a sale of Creation Units in accordance with Section 2(c) hereof.

4

14)	Miscellaneous. This Agreement shall be subject to the laws of the State of California and shall be interpreted and construed to further promote the operation of the Trust as an open-end investment company. As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end management investment company,” “assignment,” “principal underwriter,” “interested person,” “affiliated person,” and “majority of the outstanding voting securities” shall have the meanings set forth in the 1933 Act or the 1940 Act and the rules and regulations thereunder, as applicable.

15)	Effect of Revisions to Requirements of 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, interpretation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

Nothing herein shall be deemed to protect you against any liability to us or to our shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

16)	Limitation of Liability. This Agreement is executed on behalf of the members of the Board of Trustees as trustees and not individually, and the obligations hereunder are not binding upon any of the members of the Board of Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund, as provided in the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”). Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Certificate of Trust is on file in the Office of the Secretary of State of the State of Delaware.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed copies, whereupon this will become a binding agreement as of the date set forth below.

Very truly yours,

Putnam ETF Trust

By: /s/ Jonathan S. Horwitz

Jonathan S. Horwitz

Executive Vice President, Principal Executive Officer and Compliance Liaison

Accepted:

Franklin Distributors, LLC

By: /s/ Kenneth Cieprisz

Kenneth Cieprisz

Chief Compliance Officer

Dated:  July 2, 2024

5

Exhibit A

Putnam BDC Income ETF

Putnam BioRevolutionTM ETF

Putnam ESG Core Bond ETF

Putnam ESG High Yield ETF

Putnam ESG Ultra Short ETF

Putnam Emerging Markets ex-China ETF

Putnam Focused Large Cap Growth ETF

Putnam Focused Large Cap Value ETF

Putnam PanAgora ESG Emerging Markets Equity ETF

Putnam PanAgora ESG International Equity ETF

Putnam Sustainable Future ETF

Putnam Sustainable Leaders ETF

6